CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A REPORTS FINANCIAL RESULTS FOR 2005

NEWPORT BEACH, Calif., February 16, 2006 — SM&A, Inc. (NASDAQ: WINS), the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services, today provided results for the fourth quarter and full year ended December 31, 2005. Results were in line with preliminary results released on January 24, 2006.

Revenue for the year grew 11% to $76.7 million and earnings per fully diluted share were $0.41. Revenue for the fourth quarter was $16.5 million and earnings per fully diluted share were $0.04 per share. For the fourth quarter ended December 31, 2004, revenue was $18.2 and net income was $0.13 per share, of which $0.02 per share was due to a tax adjustment. Results for the fourth quarter of 2004 included $970,000 in contract win incentive payments as compared to $160,000 during the fourth quarter of 2005.

“As we reported in January, several factors hindered our fourth quarter financial performance,” said Cathy McCarthy, President and COO of SM&A. “We entered the fourth quarter with the potential for revenue shortfall resulting from a client who is experiencing budget pressure on one of their programs. This budget pressure continued throughout the quarter and impacted our ability to continue to service the client at the levels maintained during the first nine months of the year.

“We felt there was an opportunity to offset this revenue pressure with additional competition management contracts in our pipeline,” continued Ms. McCarthy. “However a number of procurement delays late in the quarter affected our ability to overcome the revenue pressure. In addition, our loss of focus on building our performance assurance business, and the resulting insufficient pipeline from this service line, contributed to the revenue short fall.

“Over the last 12 months we have built an account executive team that is now more focused on our priorities going into 2006,” said Ms. McCarthy. “We are concentrating the team’s efforts on maximizing our potential to be involved with major procurements. In addition, we have also increased our focus on our major customers and customers with the highest potential for repeat business. We are also evaluating strategies to most productively serve our growing list of customers and are exploring every opportunity to improve margins and lower costs.”

“Revenues from Aerospace & Defense clients grew 5% for the year, while revenues from non-Aerospace & Defense clients increased 31%,” added Steve Handy, Chief Financial Officer. “Competition Management revenues increased 13% for the year, and set an all time record at approximately $44 million, while Performance Assurance revenues increased 9% for the year. In addition, the Company added 27 new clients which contributed $6.0 million in revenues during the year,” added Mr. Handy.

“The fourth quarter results were unacceptable and we’ve moved aggressively to address the issues impacting our growth,” continued Ms. McCarthy. “Our goal is to begin to regain momentum during the second half of 2006. To illustrate the Board’s and Management’s confidence in our plan, we’ve increased our share repurchase authorization by a further $10 million,” Ms. McCarthy concluded.

During the fourth quarter, the Company repurchased 740,671 shares bringing the total number of shares repurchased as of December 31, 2005 is 1,813,166. With the additional $10 million in share repurchase authorization, the Company currently has approximately $15.3 million available to repurchase shares. In addition, as of December 31, 2005, the Company had a cash and investments position of approximately $24 million.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Thursday, February 16, 2006 to discuss the Company’s results for 2005. To participate, callers please dial (800) 240-7305 or (303) 262-2140 approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11052242#. The call replay will be available for seven days.

Safe Harbor Statement

The statements in this news release that refer to expectations for fiscal year 2005 and 2006 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management support services that enhance clients’ ability to perform profitably on the programs they’ve won. Since 1982, SM&A has managed in excess of 1,000 proposals worth more than $340 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$19,103	$22,148
Investments	4,950	—
Accounts receivable, net of allowance of $200 .	10,435	13,198
Prepaid expenses and other current assets	380	252
Prepaid income taxes	924	—
Deferred income taxes .	319	539
Total current assets .	36,111	36,137
Fixed assets, net .	2,571	1,037
Other assets	60	209

	$38,742	$37,383

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable .	$762	$1,192
Accrued compensation and related benefits .	2,129	1,793
Income taxes payable .	—	565
Net liabilities of discontinued operations .	396	727
Total current liabilities .	3,287	4,277
Deferred income taxes .	56	242
Other liabilities .	539	173

Total liabilities .	3,882	4,692
Commitments and contingencies
Shareholders’ equity:
Preferred stock: Authorized 10,000,000 shares. None issued and outstanding	—	—
Common stock, no par value: Authorized 50,000,000 shares. Issued and outstanding 19,818,443 and 20,218,342, respectively	44,523	50,781
Accumulated deficit .	(9,663)	(18,090)

Total shareholders’ equity .	34,860	32,691

	$38,742	$37,383

SM&A
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Years Ended December 31,
	2005	2004	2003
Revenue	$76,711	$68,954	$75,593
Cost of revenue	44,703	37,761	41,533

Gross margin	32,008	31,193	34,060
Selling, general and administrative expenses	19,348	16,471	14,329

Operating income	12,660	14,722	19,731
Interest income	586	192	73
Income before income taxes	13,246	14,914	19,804
Income tax expense	4,819	5,222	6,536

Net income	$8,427	$9,692	$13,268

Net income per share:
Basic	$0.42	$0.47	$0.66
Diluted	$0.41	$0.45	$0.62
Shares used in calculating net income per share:
Basic	20,271	20,428	19,991
Diluted	20,797	21,521	21,428